CODE OF WORLDWIDE BUSINESS CONDUCT

working with integrity

BUSINESS ETHICS
HUMAN RELATIONSHIPS
BUSINESS PRACTICES
SOCIAL RESPONSIBILITY
LIVING BY THE CODE

working with integrity

Caterpillar's reputation for integrity is a fundamental part of our heritage and one of our most valuable assets. Integrity encompasses all that defines and sustains us as a company - the values we believe in, the high ethical standards we live by, our honesty and behavior in dealing with others, and our commitment to deliver on the promises we make to customers, shareholders, and each other. In great measure, we at Caterpillar have achieved our worldwide leadership position by upholding our reputation for integrity. We will continue to lead only if we keep that reputation intact.

As employees, we must always be aware that every decision we make, everything we do, can affect the reputation of our company, and in turn, our own lives and livelihood. We take the Code very seriously - any departure from its principles is unacceptable. Every employee must, therefore, strive to maintain the high standards of business ethics and personal integrity our Code requires.

At the same time, we must recognize that the Code does not provide a set of rules to cover every situation or challenge we may face. Rather, the principles in the Code serve as guidance for each of us in making sound, ethical decisions in the best interest of Caterpillar. We should all understand the principles laid out in this document, guide our individual behavior by them, and in doing so set an example for others to follow.

Glen Barton, Chairman

No document Caterpillar has published is more important than our Code of Worldwide Business Conduct. From time to time we may revise its words to reflect our constantly evolving enterprise, but the Code's basic principle - our integrity - has never changed.

business ethics

As Caterpillar employees, we believe in the importance of working and living according to strong ethical values. The words used to describe Caterpillar values may vary somewhat across our company, but without exception every value we hold has a common foundation - integrity.

As employees, we must guide our conduct by our personal integrity. Our company's shareholders, customers, dealers, those with whom we do business and our fellow employees must be able to trust what we say and to believe that we will always keep our word. In short, the ethical performance of the enterprise reflects the ethical performance of the men and women who work here.

As a company and as individuals, we hold ourselves to the highest standard of integrity and ethical behavior: We must always tell the truth. We must promise only what we can reasonably expect to deliver. We must strive to keep our commitments. We must not engage in activities that create, or even appear to create, conflict between our personal interests and the interests of the company.

It's that simple. If we do any less, we put Caterpillar's name and our reputation for integrity at risk.

human relationships

Caterpillar 's continued success requires that we continually seek ways to do our jobs and make our products and services better. Using our individual skills and talents, we must each take personal responsibility for meeting our shared goals and keeping our commitments. We must always consider an "enterprise point of view" that promotes the best results for our company as a whole.

Employee Relationships

FAIR AND EQUITABLE TREATMENT
Caterpillar employees expect our work environment to promote personal achievement, continual learning, and a feeling of self-worth. We build and maintain a productive, motivated workforce by treating all employees fairly and equitably. We respect and recognize the contributions of employees and other stakeholders. We will select and place employees on the basis of their qualifications for the work to be performed - without regard to their race, religion, national origin, color, gender, age, and/or physical or mental disability. We expect to conduct our business in such a way that employees will not feel the need for representation by unions or other third parties. Where employees have chosen such representation, or been required by law to do so, we will pursue an honest, business-like approach in working with those representatives.

JOB PERFORMANCE
 Caterpillar selects and places employees based on their personal qualifications and skills for the job. We ask employees to give their best efforts, learn from their successes and setbacks, and pursue opportunities to improve their performance on their own initiative, as well as through continual learning programs offered by the company. We encourage self-development and will assist employees in mastering their current jobs and improving their job skills. We reward employees based on the quality of the work they do and the contributions they make to Caterpillar.

DIVERSITY
Diversity is the variety of unique skills, abilities, experiences and cultural backgrounds that enables people to achieve superior business and personal results. We know that, in all its forms, diversity brings many benefits to Caterpillar - ways of thinking and approaches to decision making that can strengthen the company and make us more successful. We value highly the differences among individuals, and we welcome diversity within our workforce. We support and obey laws that prohibit discrimination everywhere we do business. We are committed to ensuring opportunities for all employees to develop their abilities and contribute to Caterpillar's success.

RESPECT FOR OTHERS
 The full value of each individual's contribution can be realized only when we treat one another with the respect, trust and dignity we ourselves expect. Caterpillar promotes a working environment free of intimidation and harassment. As individual employees, we have the right to expect a positive working environment, along with the responsibility to speak out and ask for change if we observe conduct that runs contrary to this principle.

EMPLOYEE HEALTH AND SAFETY
We actively promote the health and safety of employees with policies and practical programs that help individuals safeguard themselves and their coworkers. We believe a healthy, productive workforce contributes significantly to Caterpillar's performance and success. As employees, we take many precautions to prevent illness or injury, and we make appropriate changes in our behavior or work environment that will contribute to improving the health and safety of ourselves and others.

PRIVACY OF PERSONAL INFORMATION
We respect the personal privacy of employees. We safeguard the security and confidentiality of company records containing personal information in accordance with the laws under which we operate. We collect and record only accurate, factual, job-related information needed for business purposes and for complying with legal requirements. Access to such information is made available only to those who have a legitimate business need for it when permitted by law.

Relationships with Others
The company's strength and longevity are the result of our ability to sustain long-lasting, mutually rewarding relationships with our customers, dealers, suppliers, investors, and others with whom we do business. We continuously work to strengthen these relationships - to listen, learn, and innovate - through conscientious, trustworthy behavior and constant attention to the results and quality of our work.

CUSTOMER RELATIONSHIPS
We have built a reputation for excellence by listening to our customers, understanding their needs, and delivering products and services that help them succeed. Our customers expect the best from Caterpillar, and each of us must ensure that our individual decisions and actions contribute to a positive perception of the company, enhance our customers' satisfaction, and promote their loyalty. We aim to deliver the highest possible value in the products and services we offer to our customers. Our commitment to continuous improvement in all we do makes that possible.

DEALER RELATIONSHIPS
Caterpillar dealers serve as a critical link between our company and our customers worldwide. We rely on our dealers to participate with us as partners in building and maintaining the long-standing customer relationships that have made Caterpillar successful. We work constantly with our dealers to provide products, services, and support solutions necessary to satisfy customer needs worldwide.

INVESTOR RELATIONSHIPS
Caterpillar grows by constantly promoting the long-term interests of our owners - the shareholders. We strive to do this through sustained growth and profitability. We keep investors, creditors, securities trading markets, employees, and the general public informed on a timely basis through public release of relevant information about our company. In releasing information about Caterpillar, we make every effort to ensure that full disclosure is made to everyone without preference or favoritism to any individual or group of investors.

SUPPLIER AND OTHER RELATIONSHIPS
Caterpillar works with many other companies and organizations. We seek strong, mutually rewarding business relationships with those who can enhance the quality of our products and services. We look for suppliers and business allies who demonstrate strong values and ethical principles and who support our commitment to quality. We avoid those who violate the law or fail to comply with the sound business practices we promote. No supplier is required to buy Caterpillar products in order to compete for business or to continue as a supplier. We encourage fair competition among our potential suppliers, contractors, and other vendors, and deal equitably and reasonably with all.

business practices

We know that we can achieve long-term business success only when everyone involved behaves honestly and responsibly. We guide our business practices by this principle and expect everyone who does business with us to do the same.

Worldwide Business Practices
As a global company, we understand that there are many differing economic and political philosophies and forms of government throughout the world. We acknowledge the wide diversity that exists among the social customs and cultural traditions of the many countries in which we operate. We respect such differences, and to the extent that we can do so in keeping with the principles of our Code of Conduct, we will maintain the flexibility to adapt our business practices to them. We will leverage our global experience to achieve the best results for the enterprise.

Ownership and Investment
Caterpillar investments must be compatible with social and economic priorities, local laws, customs, and traditions of the countries where we do business. In all cases, our conduct should promote acceptance and respect for our company. We also expect that our host countries will recognize our need for stability, growth, and business success, and that they will honor their agreements, including those relating to rights and properties of citizens of other nations.

Competitive Conduct
Caterpillar believes that fair competition is fundamental to free enterprise. In relationships with competitors, dealers, suppliers, and customers, we must avoid arrangements that restrict our ability to compete with others. There must be no arrangements or understandings with competitors affecting prices, terms upon which products are sold, or the number and type of products manufactured or sold.

Caterpillar supports laws that prohibit restraint of trade, unfair practices, or abuse of economic power, and we intend to abide by them. We trust that governments will make and apply such laws clearly and uniformly. At the same time, we believe that regardless of who makes them, laws may at times be subject to constructive criticism and change.

Improper Payments
In dealing with public officials, other corporations, and private citizens, we firmly adhere to ethical business practices. We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks, or by any other measure that is unethical or will tarnish our reputation for honesty and integrity. Even the appearance of such conduct must be avoided.

We will avoid payment of gratuities or "tips" to public officials to expedite or obtain routine governmental actions, except where such practices are lawful and customary. In such cases, payments must be limited to customary amounts. We also do not accept gifts, favors, or entertainment that obligate or appear to obligate us to act in any way contrary to the law or our own ethical business practices.

Safeguarding Assets
To remain competitive and to serve the interests of our shareholders, Caterpillar goes to extraordinary lengths to preserve, protect, and responsibly use all of our assets. This includes tangible as well as intangible assets, such as our brands, trade secrets, technology, business information, and intellectual capital. As Caterpillar employees, we have a personal responsibility to safeguard our company's assets from loss, theft, or misuse, and to use every available means - electronic, technical, physical, procedural, and legal - to protect these assets at all times.

INTELLECTUAL ASSETS
We consider every piece of information we own an asset. Some of it we share with others through advertising, product documentation, news releases, and public financial reporting. Everything else - including trade secrets, confidential financial information, new product development plans, and other sensitive corporate and personal information - we protect through careful attention to interpersonal communication, the secure use of all communications media and, where appropriate, legally enforceable agreements.

TRADE SECRETS
We will not make unauthorized disclosure of trade secrets or other sensitive information belonging to the company, our customers, dealers or suppliers - either during employment by Caterpillar or thereafter. While Caterpillar may hire individuals who have knowledge and experience in various technical areas, we do not employ people as a means of gaining access to trade secrets and sensitive information of others.

Electronic Communication
Electronic communication technology plays a vital role in how we conduct our business every day. Access to the Internet and use of Caterpillar intranet systems, e-mail, telephone, and fax machines, have become increasingly important. The company maintains this technology for legitimate business activities by authorized individuals, and to support a positive, professional business climate. As employees, we are expected to use such technology responsibly and professionally at all times.

Financial Reports and Accounting Records
Investors, creditors, and others have a legitimate interest in our company's financial and accounting information. The integrity of Caterpillar financial reporting and accounting records is based on validity, accuracy, and completeness of basic information supporting entries to the company's books of account. We will ensure every accounting or financial entry accurately reflects that which is described by the supporting information. We expect employees involved in creating, processing, or recording such information to be personally responsible for its integrity. The same standards of integrity that apply to external financial reporting also apply to the financial statements that are used as internal management tools.

Inside Information
Inside information may be defined as information about our company not known to the public. Such information - certain financial data, technical materials, and future plans for example - may have significant value to others and therefore must always be kept confidential.

Anyone who has "material" undisclosed information about Caterpillar must not use it for personal gain or provide it to others. Information is "material" - if an investor would consider it important in making an investment in Caterpillar or in another organization. A Caterpillar employee who has undisclosed information about a supplier, customer, or competitor should not trade in that company's stock. We expect all employees, their families, and others whose relationships with Caterpillar give them access to such information to comply with these principles.

social responsibility

Caterpillar accepts the responsibilities of global citizenship. Wherever we conduct business or invest our resources around the world, we know that our commitment to financial success must also take into account social, economic, political, and environmental priorities. We believe that our success should also contribute to the quality of life and the prosperity of communities where we work and live.

Environmental Stewardship
As a company, we strive to contribute toward a global environment in which all people can work safely and live healthy, productive lives, now and in the future. We understand that our products and services must support sustainable development of global resources and that they are expected to conform to applicable regulations and standards wherever they are sold. We establish and adhere to environmentally sound policies and practices in product design, engineering, and manufacturing, and we are committed to providing our customers with products that are both safe and reliable. We educate and encourage our customers to use the products they purchase from us in environmentally responsible ways. We offer leadership and financial support to industry and community initiatives that share our commitment to the environment.

Community Relationships
As individuals and as a company, we contribute significant time and resources to promoting the health, welfare, and economic stability of our communities around the world. We encourage all employees to participate in community activities that promote the common good.

Political Participation
We encourage employees to participate in public matters and political processes according to their individual beliefs. The company supports committees aimed at encouraging political contributions by individuals and, from time to time - with the approval of the Chairman - may make political contributions as laws allow.

Public Communication
Caterpillar prospers not only by our customers' acceptance of our products and services, but also by the public's acceptance of our conduct. As a company, we respond to public inquiries - including those from the news media, governments, and others - with prompt, courteous, honest answers through members of our executive leadership and employees who are authorized to speak publicly on behalf of Caterpillar.

working with integrity

living by the code

Without the commitment of all Caterpillar employees to guide their professional and personal behavior according to our Code of Conduct, its principles become only words. Each of us must accept personal responsibility to read the Code, understand what it means, and apply it consistently. If you need more guidance to do that, or simply have a question about the Code, you can ask your supervisor or manager, or you can contact the Office of Business Practices for assistance. You can find information about the Office of Business Practices on the Caterpillar Intranet at http://buspractices.corp.cat.com.

As Caterpillar employees, we each have a responsibility to report any circumstances or actions that violate, or appear to violate, the principles of the Code of Conduct. Such communication is confidential, and employees will not be subject to reprisal for raising a concern or reporting in good faith actions that they feel may violate the law or the Code. You can make such a report to your supervisor, local business unit management, or to the Office of Business Practices.

Each year, senior company managers are asked to affirm their knowledge and understanding of the Code of Conduct and to report any events or activities that might cause an impartial observer to conclude that the Code hasn't been followed. These reports should be sent to the Director, Office of Business Practices, and will be held in confidence.

Each of us is expected to guide our behavior by the Caterpillar Code of Worldwide Business Conduct at all times. When we behave ethically, honestly, and in the best interest of Caterpillar as the Code requires, we help ensure that our worldwide reputation for integrity will endure.

OFFICE OF BUSINESS PRACTICES:
Helpline: 800 300-7898 Confidential Fax: 309 494-4818
Website: http://buspractices.corp.cat.com

Further information about company policies is contained in Caterpillar Policy Letters which can be found on the Caterpillar Intranet at the Chairman's Corner at http://csd.corp.cat.com/chairman/.

No document Caterpillar has published is more important than our Code of Worldwide Business Conduct. From time to time we may revise its words to reflect our constantly evolving enterprise, but the Code's basic principle - our integrity - has never changed.

/s/ Glen Barton